                                                                       EXHIBIT 2

                          AGREEMENT AND PLAN OF MERGER
                          DATED AS OF DECEMBER 3, 1998
                                 BY AND BETWEEN
                        BACK BAY RESTAURANT GROUP, INC.
                                      AND
                               SRC HOLDINGS, INC.

                                       A-1
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                               TABLE OF CONTENTS

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ARTICLE I
THE MERGER..................................................    1
     SECTION 1.1.  The Merger...............................    1
     SECTION 1.2.  Company Action...........................    1
     SECTION 1.3.  Closing..................................    1
     SECTION 1.4.  Effective Time...........................    2
     SECTION 1.5.  Effects of the Merger....................    2
     SECTION 1.6.  Certificate of Incorporation; By-Laws....    2
     SECTION 1.7.  Directors................................    2
     SECTION 1.8.  Officers.................................    2
ARTICLE II
EFFECT OF THE MERGER ON THE SECURITIES OF THE CONSTITUENT
  CORPORATIONS..............................................    2
     SECTION 2.1.  Effect on Capital Stock..................    2
     SECTION 2.2.  Stock Options............................    3
     SECTION 2.3.  Exchange of Certificates.................    3
ARTICLE III
REPRESENTATIONS AND WARRANTIES..............................    5
     SECTION 3.1.  Representations and Warranties of the
      Company...............................................    5
     SECTION 3.2.  Representations and Warranties of
      Purchaser.............................................    8
ARTICLE IV
COVENANTS RELATING TO CONDUCT OF BUSINESS PRIOR TO MERGER...    9
     SECTION 4.1.  Conduct of Business of the Company.......    9
     SECTION 4.2.  Other Actions............................   11
ARTICLE V
ADDITIONAL AGREEMENTS.......................................   11
     SECTION 5.1.   Preparation of Proxy Statement;
      Stockholders Meeting..................................   11
     SECTION 5.2.   Access to Information;
      Confidentiality.......................................   12
     SECTION 5.3.   Commercially Reasonable Efforts.........   12
     SECTION 5.4.   Financing...............................   12
     SECTION 5.5.   Indemnification; Directors' and
      Officers' Insurance...................................   12
     SECTION 5.6.   Public Announcements....................   13
     SECTION 5.7.   No Solicitation; Acquisition
      Proposals.............................................   14
     SECTION 5.8.   Board Action Relating to Stock Option
      Plans.................................................   15
     SECTION 5.9.   Consents and Approvals..................   15
     SECTION 5.10.  State Takeover Laws.....................   15
ARTICLE VI
CONDITIONS PRECEDENT........................................   15
     SECTION 6.1.  Conditions to each Party's Obligation to
      Effect the Merger.....................................   15
     SECTION 6.2.  Conditions to Obligation of Purchaser to
      Effect the Merger.....................................   15
     SECTION 6.3.  Condition to Obligation of the Company to
      Effect the Merger.....................................   16
ARTICLE VII
TERMINATION, AMENDMENT AND WAIVER...........................   17
     SECTION 7.1.  Termination..............................   17
     SECTION 7.2.  Effect of Termination....................   17
     SECTION 7.3.  Amendment................................   18
     SECTION 7.4.  Extension; Waiver........................   18
     SECTION 7.5.  Procedure for Termination, Amendment,
      Extension or Waiver...................................   18
ARTICLE VIII
GENERAL PROVISIONS..........................................   19
     SECTION 8.1.  Nonsurvival of Representations and
      Warranties............................................   19
     SECTION 8.2.  Fees and Expenses........................   19
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     SECTION 8.3.   Definitions.............................   19
     SECTION 8.4.   Notices.................................   19
     SECTION 8.5.   Interpretation..........................   19
     SECTION 8.6.   Counterparts............................   20
     SECTION 8.7.   Entire Agreement; Third-Party
      Beneficiaries.........................................   20
     SECTION 8.8.   Governing Law...........................   20
     SECTION 8.9.   Assignment..............................   20
     SECTION 8.10.  Enforcement.............................   20
     SECTION 8.11.  Severability............................   20
     SECTION 8.12.  Attorney's Fees.........................   20
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                          AGREEMENT AND PLAN OF MERGER
                          DATED AS OF DECEMBER 3, 1998
                                 BY AND BETWEEN
                        BACK BAY RESTAURANT GROUP, INC.,
                    A DELAWARE CORPORATION (THE "COMPANY"),
                                      AND
            SRC HOLDINGS, INC., A DELAWARE CORPORATION ("PURCHASER")

                                  WITNESSETH:

     WHEREAS, the Board of Directors of the Company has determined that this Agreement (this "Agreement") and the transactions contemplated hereby including the Merger (as defined herein) are fair to and in the best interest of the Company and its stockholders;

     WHEREAS, the Board of Directors of Purchaser has determined that the transactions contemplated by this Agreement (including the Merger) are in the best interest of Purchaser and its stockholders; and

     WHEREAS, the Boards of Directors of the Company and Purchaser have each approved and adopted this Agreement and approved the Merger and the other transactions contemplated hereby and recommended, in the case of the Company, acceptance of the Merger by its stockholders.

     NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement, the parties agree as follows:

                                   ARTICLE I

                                   THE MERGER

     SECTION 1.1. The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with Section 251 of the Delaware General Corporate Law (the "DGCL"), at the Effective Time (as hereinafter defined), Purchaser shall be merged with and into the Company (the "Merger") with the Company being the Surviving Corporation (the "Surviving Corporation").

     SECTION 1.2.  Company Action.

          (a) The Company hereby consents to the Merger and represents that each of the Company's Board of Directors (the "Board of Directors") and the Special Committee of the Board of Directors (the "Special Committee"), at a meeting duly called and held, has (i) unanimously determined that this Agreement and the transactions contemplated hereby, including the Merger (as defined in Section 1.1), are fair to and in the best interest of the Company and its stockholders, (ii) unanimously approved this Agreement and the transactions contemplated hereby, including the Merger, which approvals are sufficient to render entirely inapplicable to the Merger or Purchaser the provisions of Section 203 of the Delaware General Corporate Law (the "DGCL") and (iii) resolved to recommend approval and adoption of this Agreement and the Merger by its stockholders. Schroder & Co. Inc. (the "Financial Advisor") has delivered to the Board of Directors its opinion, subject to the qualifications and limitations stated therein, to the effect that the consideration to be received by the holders of the Shares pursuant to the Merger is fair to the holders of Shares from a financial point of view. The Company has been authorized by the Financial Advisor to permit, subject to prior review and consent by the Financial Advisor (such consent not to be unreasonably withheld), the inclusion of the fairness opinion (or a reference thereto) in the Preliminary Proxy Statement and the Company Proxy Statement (as defined in paragraph (b) of Section 5.1).

     SECTION 1.3. Closing. Unless this Agreement shall have been terminated and the transactions herein contemplated shall have been abandoned pursuant to
Section 7.1, and subject to the satisfaction or waiver of the conditions set forth in Article VI, the closing of the Merger (the "Closing") will take place at 10:00 a.m., Boston time, not later than the fifth business day following the date on which the last to be fulfilled

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or waived of the conditions set forth in Article VI shall be fulfilled or waived in accordance with this Agreement (the "Closing Date"), at the offices of Hutchins, Wheeler & Dittmar, A Professional Corporation, 101 Federal Street, Boston, Massachusetts 02110, unless another date, time or place is agreed to in writing by the parties hereto.

     SECTION 1.4. Effective Time. The parties hereto will file with the Secretary of State of the State of Delaware (the "Delaware Secretary of State") on the Closing Date (or on such other date as Purchaser and the Company may agree) a certificate of merger or other appropriate documents, executed in accordance with the relevant provisions of the DGCL, and make all other filings or recordings required under the DGCL in connection with the Merger. The Merger shall become effective upon the filing of the certificate of merger with the Delaware Secretary of State, or at such later time as is specified in the certificate of merger (the "Effective Time").

     SECTION 1.5. Effects of the Merger. The Merger shall have the effect set forth in Section 251 of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the properties, rights, privileges, powers and franchises of the Company and Purchaser shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Purchaser shall become the debts, liabilities and duties of the Surviving Corporation.

     SECTION 1.6.  Certificate of Incorporation; By-Laws.

          (a) The Company's Restated Certificate of Incorporation, as in effect at the Effective Time, shall be, from and after the Effective Time, the Certificate of Incorporation of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law.

          (b) The Company's By-laws, as in effect at the Effective Time, shall be, from and after the Effective Time, the By-laws of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law.

     SECTION 1.7. Directors. The directors of Purchaser at the Effective Time shall become, from and after the Effective Time, the directors of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

     SECTION 1.8. Officers. The officers of Purchaser at the Effective Time shall become, from and after the Effective Time, the officers of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

                                   ARTICLE II

                 EFFECT OF THE MERGER ON THE SECURITIES OF THE
                            CONSTITUENT CORPORATIONS

     SECTION 2.1. Effect on Capital Stock. As of the Effective Time, by virtue of the Merger and without any action on the part of any holder:

          (a) Common Stock of Purchaser. Each share of the capital stock of Purchaser issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and nonassessable share of common stock, par value $.01 per share, of the Surviving Corporation.

          (b) Cancellation of Treasury Stock and Purchaser-Owned Stock. Each Share issued or outstanding immediately prior to the Effective Time that is owned by the Company or by Purchaser shall be canceled automatically and shall cease to exist, and no cash or other consideration shall be delivered or deliverable in exchange therefor.

          (c) Conversion of Company Shares. At the Effective Time, each issued and outstanding share of common stock, par value $.01 per share, of the Company (the "Shares" or "Common Stock") other than (i) Shares to be canceled pursuant to Section 2.1(b) and (ii) Dissenting Shares (as hereinafter defined)

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

     shall be converted into and become the right to receive, upon surrender of the certificate representing such Shares in accordance with Section 2.3, a cash payment of $10.25 per Share, net to the stockholder in cash (the "Merger Consideration").

          (d) Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, Shares issued and outstanding immediately prior to the Effective Time and held by a holder (a "Dissenting Stockholder"), if any, who has the right to demand, and who properly demands, an appraisal of such shares in accordance with Section 262 of the DGCL or any successor provision ("Dissenting Shares") shall not be converted into a right to receive the Merger Consideration unless such Dissenting Stockholder fails to perfect or otherwise loses or withdraws such Dissenting Stockholder's right to such appraisal, if any. Provided the holder of any Dissenting Shares complies with the provisions of the DGCL, such holder shall have with respect thereto solely the appraisal rights provided under Section 262 of the DGCL. If, after the Effective Time, such Dissenting Stockholder fails to perfect or otherwise loses or withdraws any such right to appraisal, each such share of such Dissenting Stockholder shall be treated as a share that had been converted as of the Effective Time into the right to receive the Merger Consideration in accordance with this Section 2.1(d). The Company shall give prompt notice to Purchaser of any demands received by the Company for appraisal of any Dissenting Shares, and Purchaser shall have the right to participate in and direct all negotiations and proceedings with respect to such demands. The Company shall not, except with the prior written consent of Purchaser, which consent shall not be unreasonably withheld, make any payment with respect to, or settle or offer to settle, any such demands.

          (e) Cancellation and Retirement of Common Stock. As of the Effective Time all certificates representing Shares, other than certificates representing Shares to be canceled in accordance with Section 2.1(b) or Dissenting Shares, issued and outstanding immediately prior to the Effective Time, shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of a certificate representing any such Shares shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration upon surrender of such certificate in accordance with Section 2.3.

     SECTION 2.2. Stock Options. As of the Effective Time, each outstanding, unexercised stock option to purchase Shares (a "Company Stock Option") issued under the Company's Amended and Restated Stock Option Plan (the "Company Stock Option Plan"), except those Company Stock Options which the Purchaser has agreed in writing to exchange for options granted under the Purchaser's stock option plan immediately prior to the Effective Time, shall terminate and be canceled and each holder of a Company Stock Option shall be entitled to receive, in consideration therefor, a cash payment from the Company (which payment shall be made as soon as practicable after the Effective Time) equal to the product of
(a) the excess, if any, of (x) the Merger Consideration over (y) the per Share exercise price of such Company Stock Option, times (b) the number of Eligible Shares (as defined below) subject to such Company Stock Option. Such cash payment shall be net of any required withholding taxes. The term "Eligible Shares" shall mean the aggregate number of Shares that shall then be subject to such option. The Company's obligation to make any such cash payment (1) shall be subject to the obtaining of any necessary consents of optionees to the cancellation of such Company Stock Options, in form and substance satisfactory to Purchaser, and (2) shall not require any action which violates the Company Stock Option Plan. As of the Effective Time, the Company Stock Option Plan shall terminate and be of no further force or effect, and the Company shall take such action as shall be necessary to ensure, to Purchaser's reasonable satisfaction, that no holder of a Company Stock Option will have any right to acquire any interest in the Surviving Corporation under the Company Stock Option Plans.

     SECTION 2.3.  Exchange of Certificates.

          (a) Exchange Agent. As of the Effective Time, Purchaser (or the Company, as the Surviving Corporation) shall deposit, or shall cause to be deposited, with or for the account of a bank, trust company or other agent designated by Purchaser, which shall be reasonably satisfactory to the Company (the "Exchange Agent"), for the benefit of the holders of Shares, cash in an aggregate amount equal to the product of (x) the number of Shares outstanding immediately prior to the Effective Time (other than

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

     Shares to be canceled pursuant to Section 2.1(b) and Dissenting Shares), times (y) the Merger Consideration (such amount being hereinafter referred to as the "Payment Fund"). The Exchange Agent shall invest the Payment Fund as directed by the Surviving Corporation.

          (b) Exchange Procedures. As soon as practicable after the Effective Time, each holder of an outstanding certificate or certificates which prior thereto represented outstanding Shares shall, upon surrender to the Exchange Agent of such certificate or certificates and acceptance thereof by the Exchange Agent, be entitled to the amount of cash which the aggregate number of Shares previously represented by such certificate or certificates surrendered shall have been converted into the right to receive pursuant to Section 2.1(c). The Exchange Agent shall accept such certificates upon compliance with such reasonable terms and conditions as the Exchange Agent may impose to effect an orderly exchange thereof in accordance with normal exchange practices. If the consideration to be paid in the Merger (or any portion thereof) is to be delivered to any person other than the person in whose name the certificate representing Shares surrendered in exchange therefor is registered, it shall be a condition to such exchange that the certificate so surrendered shall be properly endorsed with the signature guaranteed or otherwise be in proper form for transfer and that the person requesting such exchange shall pay to the Exchange Agent any transfer or other tax required by reason of the payment of such consideration to a person other than the registered holder of the certificate surrendered, or shall establish to the satisfaction of the Exchange Agent that such tax has been paid or is not applicable. After the Effective Time, there shall be no further transfer on the records of the Company or its transfer agent of certificates representing Shares, and if such certificates are presented to the Company for transfer, they shall be canceled against delivery of the Merger Consideration as hereinabove provided. Until surrendered as contemplated by this Section 2.3(b), each certificate representing Shares shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration, without any interest thereon, as contemplated by
     Section 2.l(c). No interest will be paid or will accrue on any cash payable as Merger Consideration to any holder of Shares.

          (c) Letter of Transmittal. Promptly after the Effective Time (but in no event more than five business days thereafter), the Surviving Corporation shall require the Exchange Agent to mail to each record holder of certificates that immediately prior to the Effective Time represented Shares which have been converted pursuant to Section 2.1, a form of letter of transmittal and instructions for use in surrendering such certificates and receiving the consideration to which such holder shall be entitled therefor pursuant to Section 2.1.

          (d) No Further Ownership Rights in Common Stock. The Merger Consideration paid upon the surrender for exchange of certificates representing Shares in accordance with the terms of this Article II shall be deemed to have been issued and paid in full satisfaction of all rights pertaining to the Shares theretofore represented by such certificates, and no holder of Shares shall thereby have any equity interest in the Surviving Corporation.

          (e) Termination of Payment Fund. Any portion of the Payment Fund which remains undistributed to the holders of the certificates representing Shares for one year after the Effective Time (including, without limitation, all interest and other income received by the Exchange Agent in respect to all funds made available to it) shall be delivered to the Surviving Corporation, upon demand, and any such holders of Shares who have not theretofore complied with this Article II shall thereafter look only to the Surviving Corporation (subject to abandoned property, escheat and other similar laws) and only as general creditors thereof for payment of their claim for the Merger Consideration.

          (f) No Liability. None of Purchaser, the Surviving Corporation or the Exchange Agent shall be liable to any person in respect of any cash, shares, dividends or distributions payable from the Payment Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. If any certificates representing Company Shares shall not have been surrendered prior to five (5) years after the Effective Time (or immediately prior to such earlier date on which the Merger Consideration in respect of such certificate would otherwise escheat to or become the property of any Governmental Entity (as defined in Section 3.1(d)), any such cash, shares, dividends or distributions payable in respect of

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

     such certificate shall, to the extent permitted by applicable law, become the property of the Surviving Corporation, free and clear of all claims or interest of any person previously entitled thereto.

          (g) Withholding Rights. The Surviving Corporation or Purchaser shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Shares such amounts as the Surviving Corporation or Purchaser is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign tax law, including, without limitation, withholdings required in connection with payments with respect to Company Stock Options. To the extent that amounts are so withheld by the Surviving Corporation or Purchaser such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder in respect of which such deduction and withholding was made.

                                  ARTICLE III

                         REPRESENTATIONS AND WARRANTIES

     SECTION 3.1. Representations and Warranties of the Company. The Company represents and warrants to Purchaser as follows; provided, however, that the Company does not represent or warrant to Purchaser in this Section 3.1 with respect to any matter set forth herein to the extent such information was furnished to the Company by Purchaser or any Affiliate or Associate of
Purchaser:

          (a) Organization, Standing and Corporate Power. The Company is a corporation duly organized, validly existing and in corporate good standing under the laws of the State of Delaware and has the requisite corporate power and authority and any necessary governmental authority to carry on its business as now being conducted and to own, operate and lease its properties. The Company is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed (individually or in the aggregate) would not have a material adverse effect upon (i) the business, assets, properties, condition (financial or otherwise) or results of operations of the Company and its Subsidiaries taken as a whole, or (ii) the transactions contemplated hereby or the legality or validity of this Agreement (each a "Material Adverse Effect").

          (b)  Intentionally Omitted.

          (c) Capitalization. As of the date hereof, the authorized capital stock of the Company consists of 20,000,000 shares of Common Stock, $.01 par value per share. As of the date hereof, 3,460,409 shares are issued and outstanding, 727,923 shares of Common Stock are reserved for issuance pursuant to outstanding Company Stock Options, and 208 shares of Common Stock are held by the Company in its treasury. Except as set forth above and in the Shareholder Rights Agreement, dated as of December 20, 1994, by and between the Company and State Street Bank & Trust Company, as amended (the "Rights Agreement"), no shares of capital stock or other equity securities of the Company are issued, reserved for issuance or outstanding. All outstanding shares of capital stock of the Company are, and all shares which may be issued pursuant to the Company Stock Option Plan will be, when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights.

          (d) Authority; Enforceability; Noncontravention. The Company has the requisite corporate power and authority to enter into this Agreement and to consummate the Merger and the other transactions contemplated by this Agreement. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company. This Agreement has been duly executed and delivered by the Company and constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except that the enforceability hereof may be subject to bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors' rights generally and that the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of

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

     the court before which any proceeding therefor may be brought. The execution and delivery of this Agreement do not, and the consummation of the transactions contemplated by this Agreement and compliance with the provisions hereof will not, (i) violate any of the provisions of the Restated Certificate of Incorporation or By-Laws of the Company, or (ii) subject to the governmental filings and other matters referred to in the following sentence, contravene any law, rule or regulation of any state or of the United States or any political subdivision thereof or therein, including any licensing board or agency, or any order, writ, judgment, injunction, decree, determination or award currently in effect, which singly or in the aggregate, would have a Material Adverse Effect. No consent, approval or authorization of, or declaration or filing with, or notice to, any governmental agency, board or regulatory authority, domestic or foreign (a "Governmental Entity"), which has not been received or made, is required by or with respect to the Company or any Subsidiary in connection with the execution and delivery of this Agreement by the Company or the consummation by the Company of the transactions contemplated hereby, except for (i) compliance with any applicable requirements of the Securities and Exchange Act of 1934, as amended (the "Exchange Act") and the rules and regulations promulgated thereunder, (ii) state securities or blue sky laws and state takeover, antitrust and compensation law filings and approvals, (iii) compliance with any applicable requirements of The Hart-Scott-Rodino Antitrust Improvement Act of 1976, as amended (the "HSR Act"), (iv) the filing of a certificate of merger with the Delaware Secretary of State and appropriate documents with the relevant authorities of other states in which the Company is qualified to do business, (v) the consent of any licensing board or agency governing the sale of alcoholic beverage) and (vi) any required consents of landlords.

          (e) Financial Statements; SEC Reports. The Company has previously furnished Purchaser with true and complete copies of (i) its Annual Reports on Form 10-K and Form 10-K/A for the fiscal year ended December 28, 1997 (the "Annual Report") filed by the Company with the Securities and Exchange Commission (the "SEC"), (ii) its Quarterly Reports on Form 10-Q for the quarters ended March 31, 1998, June 28, 1998 and September 27, 1998 (collectively, the "Quarterly Reports" and, together with the Annual Report, the "Reports") filed by the Company with the SEC, (iii) the unaudited consolidated balance sheet and the unaudited consolidated statement of operations of the Company and its Subsidiaries as of September 27, 1998 and for the nine (9) months ended September 27, 1998, respectively (the "Financial Statements"), (iv) proxy statements relating to all of the Company's meetings of stockholders (whether annual or special) held or scheduled to be held since December 28, 1997 and (v) each other registration statement, proxy or information statement or current report on Form 8-K filed since December 28, 1997 by the Company with the SEC. Since December 28, 1997 the Company has complied in all material respects with its SEC filing obligations under the Exchange Act and the Securities Act of 1933, as amended (the "Securities Act"). The Financial Statements and related schedules and notes thereto of the Company contained in the Reports (or incorporated therein by reference) and the Financial Statements were prepared in accordance with generally accepted accounting principles (except, in the case of interim unaudited financial statements, as permitted by Form 10-Q) applied on a consistent basis except as noted therein, and fairly present in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended, subject (in the case of interim unaudited financial statements) to normal year-end audit adjustments, and such financial statements complied as to form as of their respective dates in all material respects with applicable rules and regulations of the SEC. Each such registration statement, proxy statement and Report was prepared in accordance with the requirements of the Securities Act or the Exchange Act and did not, on the date of effectiveness in the case of such registration statements, on the date of mailing in the case of such proxy statements and on the date of filing in the case of such Reports, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

          (f) Absence of Certain Changes or Events. Except as may be disclosed in the Reports, since September 28, 1998 there has not been (i) any declaration, setting aside or payment of any dividend or other distribution in respect of the capital stock of the Company or any redemption or other acquisition by the Company of any of its capital stock; (ii) any issuance by the Company, or agreement or

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

     commitment of the Company to issue, any shares of its Common Stock or securities convertible into or exchangeable for shares of its Common Stock, except for stock options and stock purchase rights; (iii) any change by the Company in accounting methods, principles or practices except as required by generally accepted accounting principles; or (iv) any agreement or commitment, whether in writing or otherwise, to take any action described in this subsection 3.1(f). Since September 28, 1998, the Company and its Subsidiaries have conducted their respective businesses in all material respects only in the ordinary course, consistent with past custom and practice, except as contemplated by this Agreement.

          (g) No Undisclosed Liabilities. Except as set forth in the Reports, neither the Company nor any of its Subsidiaries has any liabilities (absolute, accrued, contingent or otherwise), except liabilities (i) in the aggregate adequately provided for in the Financial Statements, (ii) incurred in the ordinary course of business and not required under generally accepted accounting principles to be reflected in the Financial Statements, (iii) incurred since September 28, 1998 in the ordinary course of business consistent with past practice, (iv) incurred in connection with this Agreement, or (v) which could not reasonably be expected to have a Material Adverse Effect.

          (h)  Disclosure Documents.

             (i) Each document required to be filed by the Company with the SEC in connection with the transactions contemplated by this Agreement (the "Company Disclosure Documents") and any amendments or supplements thereto, will, when filed, comply as to form in all material respects with the applicable requirements of the Exchange Act and the rules and regulations thereunder.

             (ii) At the time any Company Disclosure Document or any amendment or supplement thereto is first mailed to stockholders of the Company, it will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. At the time of the filing of any Company Disclosure Document or any amendment or supplement thereto, and from the time of any distribution thereof through the Effective Time each such Company Disclosure Document will not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. The representations and warranties contained in paragraphs (i) and (ii) of this Section 3.1(h) will not apply to statements or omissions included in the Company Disclosure Documents, if any, based upon information furnished to the Company in writing by Purchaser or its Affiliates or Associates specifically for use therein.

             (iii) The information with respect to the Company or any Company Subsidiary that the Company furnishes to Purchaser in writing specifically for use in the Schedule 13E-3 (as defined herein), the Preliminary Proxy Statement and the Company Proxy Statement will not, at the time of the filing thereof, and from the time of any distribution thereof through the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. The representations and warranties contained in this paragraph (iii) will not apply to statements or omissions included in the Schedule 13E-3, the Preliminary Proxy Statement and Company Proxy Statement, if any, based upon information furnished by Purchaser, its Affiliates or Associates specifically for use therein.

          (i) Fairness Opinion. The Board of Directors of the Company has received from the Financial Advisor an oral opinion on December 2, 1998, to be followed with a written opinion to be dated the date hereof, in connection with this Agreement to the effect that the Merger Consideration to be received by the stockholders of the Company pursuant to this Agreement and the Merger is fair to such stockholders from a financial point of view.

          (j) Brokers. No broker, investment banker, financial advisor or other person, the fees and expenses of which will be paid by the Company, is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated by this Agreement, other than pursuant to an engagement letter with the Financial Advisor, a copy of which has been previously furnished to Purchaser, which fees and expenses shall remain the sole responsibility of the Company.

          (k) Amendment to Rights Agreement. Contemporaneously with the execution of this Agreement, the Company has amended the Rights Agreement in the form of EXHIBIT A attached hereto.

     SECTION 3.2. Representations and Warranties of Purchaser. Purchaser represents and warrants to the Company as follows:

          (a) Organization, Standing and Corporate Power. Purchaser is a corporation duly organized, validly existing and in corporate good standing under the laws of the State of Delaware. Purchaser has the requisite corporate power and authority to carry on its business as now being conducted. Purchaser is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed (individually or in the aggregate) would not have a Material Adverse Effect.

          (b) Capitalization. As of the date of this Agreement, the authorized capital stock of Purchaser consists of 2,000,000 shares of common stock, par value $.01 per share, no shares of which are presently issued and outstanding. All of the issued and outstanding shares of capital stock of Purchaser are validly issued, fully paid and nonassessable.

          (c) Authority; Enforceability; Noncontravention. Purchaser has all requisite corporate power and authority to enter into this Agreement and to consummate the Merger and the other transactions contemplated by this Agreement. The execution and delivery of this Agreement by Purchaser and the consummation by Purchaser of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate action on the part of Purchaser. This Agreement has been duly executed and delivered by and constitutes a valid and binding obligation of Purchaser, enforceable against it in accordance with its terms, except that the enforceability hereof may be subject to bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors' rights generally and that the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought. The execution and delivery of this Agreement do not, and the consummation of the transactions contemplated by this Agreement and compliance with the provisions of this Agreement will not (i) violate any of the provisions of the charter documents or By-laws of Purchaser, (ii) subject to the governmental filings and other matters referred to in the following sentence, contravene any law, rule or regulation of any state or of the United States or any political subdivision thereof or therein, or any order, writ, judgment, injunction, decree, determination or award currently in effect, or (iii) violate, conflict with or constitute a breach under any contract, agreement, indenture, mortgage, deed of trust, lease or other instrument to which Purchaser is a party or by which any of their assets is bound or subject, which, in the case of clauses (ii) and (iii) above, singly or in the aggregate, would have a material adverse effect on the business, financial condition or results of operations of Purchaser or prevent consummation of the transactions contemplated hereby. No consent, approval or authorization of, or declaration or filing with, or notice to, any Governmental Entity which has not been received or made is required by or with respect to Purchaser in connection with the execution and delivery of this Agreement by Purchaser or the consummation by Purchaser, as the case may be, of any of the transactions contemplated by this Agreement, except for (i) compliance with any applicable requirements of the Exchange Act and the rules and regulations promulgated thereunder, (ii) state securities or blue sky laws and state takeover, antitrust and competition law filings and approvals, (iii) compliance with any applicable requirements of the HSR Act, and (iv) the filing of the certificate of merger with the Delaware Secretary of State and appropriate documents with the relevant authorities of other states in which the Company is qualified to do business.

          (d) Financing. Purchaser has received (i) a written commitment from FINOVA Capital Corporation (the "Bank") for the provision of a senior credit facility (the "Senior Credit Facility") for the transactions contemplated hereby, on or prior to the Closing Date, in the amount of $30,000,000 and (ii) a written commitment from DDJ Capital Management, LLC ("DDJ," and, together with the Bank, the "Banks") for the provision of subordinated debt in the amount of $8,000,000. The aggregate of $38,000,000 of financing (the "Financing") contemplated by the commitments from the Banks (collectively, the "Commitments") will be sufficient to consummate the transactions contemplated by the Merger Agreement, including the Merger. Purchaser has no reason to believe that, as of the date hereof, the conditions precedent to the consummation of the transactions contemplated by each of the Commitments would not be satisfied on or before the Closing Date. True and correct copies of the Commitments have been provided to the Company on or prior to the date hereof.

          (e)  Disclosure Documents.

             (i) The information with respect to Purchaser that Purchaser furnishes to the Company in writing specifically for use in any Company Disclosure Documents will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading; provided that no representation is made by Purchaser with respect to statements or omissions in the Company Disclosure Documents based upon information furnished to Purchaser by the Company specifically for use therein.

             (ii) The Schedule 13E-3, the Preliminary Proxy Statement and Company Proxy Statement will comply in all material respects with the applicable requirements of the Exchange Act and will not, at the time of the filing thereof, or from the time of any distribution thereof through the Effective Time contain any untrue statement of material fact or omit to state any material fact required to be stated therein or necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading; provided, that no representation is made by Purchaser with respect to statements or omissions in the Schedule 13E-3, the Preliminary Proxy Statement or the Company Proxy Statement based upon information furnished to Purchaser in writing by the Company specifically for use therein.

          (f) Brokers. No broker, investment banker, financial advisor or other person, the fees and expenses of which will be paid by Purchaser, is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated by this Agreement, except for fees payable to Tucker Anthony Incorporated and Alouette Capital, Inc., which fees and expenses shall remain the sole responsibility of Purchaser.

          (g) Stockholder Agreements. The Voting and Shares Exchange Agreements to be entered into by and between Purchaser and each of Charles
     F. Sarkis, The Westwood Group, Inc. and the members of management of the Company set forth on Schedule 3.2(g) attached hereto or added thereto by notice to the Company (collectively, "Management") are the only agreements between Purchaser or any person who is, or on the Effective Date will be, a stockholder of Purchaser and any Company stockholder with respect to the transactions contemplated hereunder.

                                   ARTICLE IV

                   COVENANTS RELATING TO CONDUCT OF BUSINESS
                                PRIOR TO MERGER

     SECTION 4.1. Conduct of Business of the Company. Except as contemplated by this Agreement, during the period from the date of this Agreement to the Effective Time, and except with respect to actions taken by, at the direction of, or with the approval of, the Purchaser or any of its Affiliates or Associates, the Company shall operate, and shall cause each Subsidiary to operate, its business in the ordinary course of business. Without limiting the generality of the foregoing, during the period from the date of this Agreement to the Effective Time, except as expressly contemplated by this Agreement, the Company and the Subsidiaries shall not, without the prior written consent of
Purchaser:

          (i) (x) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock or property) in respect of, any of the Company's outstanding capital stock, (y) split, combine or reclassify any of its outstanding capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its outstanding capital stock, or (z) purchase, redeem or otherwise acquire any shares of outstanding capital stock or any rights, warrants or options to acquire any such shares;

          (ii) issue, sell, grant, pledge or otherwise encumber any shares of its capital stock, any other voting securities or any securities convertible into, or any rights, warrants or options to acquire, any such shares, voting securities or convertible securities, except for the issuance of Shares upon exercise of Company Stock Options outstanding prior to the date of this Agreement and disclosed in Section 3.1(c), or take any action that would make the Company's representations and warranties set forth in Section 3.l(c) not true and correct in all material respects;

          (iii) amend its Restated Certificate of Incorporation or By-laws or the comparable charter or organizational documents of any of its Subsidiaries;

          (iv) acquire any business or any corporation, partnership, joint venture, association or other business organization or division thereof (or any interest therein), or form any subsidiaries;

          (v) sell or otherwise dispose of any of its substantial assets, except in the ordinary course of business;

          (vi) make any capital expenditures, enter into leases or agreements for new locations, or make other commitments with respect thereto, except capital expenditures, leases, agreements or commitments (i) set forth on
     Section 4.1(vi) of the disclosure schedule attached hereto, or (ii) not exceeding $200,000 in the aggregate as the Company may, in its discretion, deem appropriate;

          (vii) (x) incur any indebtedness for borrowed money or guaranty any such indebtedness of another person, other than (A) borrowings in the ordinary course under existing lines of credit (or under any refinancing of such existing lines), or (B) indebtedness owing to, or guaranties of indebtedness owing to, the Company, (y) make any loans or advances to any other person, other than routine advances to employees;

          (viii) grant or agree to grant to any employee any increase in wages or bonus, severance, profit sharing, retirement, deferred compensation, insurance or other compensation or benefits, or establish any new compensation or benefit plans or arrangements, or amend or agree to amend any existing Company Plans, except as may be required under existing agreements or in the ordinary course of business consistent with past practices;

          (ix) merge, amalgamate or consolidate with any other person or entity in any transaction, sell all or substantially all of its business or assets, or acquire all or substantially all of the business or assets of any other person or entity;

          (x) enter into or amend any employment, consulting, severance or similar agreement with any person or amend the engagement letter with the Financial Advisor referred to in Section 3.1(j) hereof in any respect that would result in a Material Adverse Effect;

          (xi) change its accounting policies in any material respect, except as required by generally accepted accounting principles;

          (xii) enter into any material contract, agreement or commitment (other than purchase agreements for food and beverages and restaurant supplies entered into in the ordinary course of business) not otherwise permitted under this Section 4.1, including, without limitation, any contract, agreement or commitment involving expenditures by the Company or any of its Subsidiaries in excess of $100,000 or which is not terminable by the Company upon giving thirty (30) days or less prior written notice; or

          (xiii) commit or agree to take any of the foregoing actions.

     SECTION 4.2. Other Actions. The Company or Purchaser shall not take any action that would, or that could reasonably be expected to, result in (i) any of the representations and warranties of such party set forth in this Agreement that are qualified as to materiality becoming untrue, (ii) any of such representations and warranties that are not so qualified becoming untrue in any material respect, or (iii) subject to the Company's right to take action under
Section 5.7, any of the conditions of the Merger set forth in Article VI not being satisfied.

                                   ARTICLE V

                             ADDITIONAL AGREEMENTS

     SECTION 5.1.  Preparation of Proxy Statement; Stockholders Meeting;
Schedule 13E-3.

          (a) The Company will, as promptly as practicable following the date of this Agreement and in consultation with Purchaser, duly call, give notice of, convene and hold a meeting of its stockholders (the "Stockholders' Meeting") for the purpose of approving this Agreement, the Merger and the transactions contemplated by this Agreement. Subject to Section 5.7, the Company will, through the Board of Directors and the Special Committee, recommend to its stockholders approval of the foregoing matters and seek to obtain all votes and approvals thereof by the stockholders.

          (b) In connection with the Stockholders' Meeting contemplated hereby, the Company will promptly prepare and file, and Purchaser will cooperate with the Company in the preparation and filing of, a preliminary proxy statement (the "Preliminary Proxy Statement") with the SEC and will use its commercially reasonable best efforts to respond to the comments of the SEC concerning the Preliminary Proxy Statement and to cause a final proxy statement (the "Company Proxy Statement") to be mailed to the Company's stockholders, in each case as soon as reasonably practicable. Purchaser shall be given a reasonable opportunity to review and comment on all filings with the SEC and all mailings to the Company's stockholders in connection with the Merger prior to the filing or mailing thereof, and the Company shall use its commercially reasonable best efforts to reflect all such comments. The Company shall pay the filing fees for the Schedule 13E-3 and the Preliminary Proxy Statement. The Company will cooperate with Purchaser in the preparation and filing of the Rule 13E-3 Transaction Statement on Schedule 13E-3 (the "Schedule 13E-3") with the SEC and will use its commercially reasonable best efforts to respond to comments by the SEC concerning the Schedule 13E-3. Each party to this Agreement will notify the other parties promptly of the receipt of the comments of the SEC, if any, notification of SEC approval of the Company Proxy Statement and of any request by the SEC for amendments or supplements to the Schedule 13E-3, the Preliminary Proxy Statement or the Company Proxy Statement or for additional information, and will promptly supply the other parties with copies of all correspondence between such party or its representatives, on the one hand, and the SEC or members of its staff, on the other hand, with respect to the Schedule 13E-3, the Preliminary Proxy Statement, the Company Proxy Statement or the Merger.

          (c) If at any time prior to the Stockholders' Meeting, any event should occur relating to the Company or any of the Subsidiaries which should be set forth in an amendment of, or a supplement to, the Schedule 13E-3 or the Company Proxy Statement, the Company will promptly inform Purchaser. If at any time prior to the Stockholders' Meeting, any event should occur relating to Purchaser or any of its respective Associates or Affiliates, or relating to the plans of any such persons for the Surviving Corporation after the Effective Time of the Merger, or relating to the Financing, that should be set forth in an amendment of, or a supplement to, the Schedule 13E-3 or the Company Proxy Statement, the Company, with the cooperation of Purchaser, will, upon learning of such event, promptly prepare, file and, if required, mail such amendment or supplement to the Company's stockholders; provided that, prior to such filing or mailing, the Company shall consult with Purchaser with respect to such amendment or supplement and shall afford Purchaser reasonable opportunity to comment thereon.

          (d) Purchaser shall furnish to the Company the information relating to Purchaser, its Associates and Affiliates and the plans of such persons for the Surviving Corporation after the Effective Time of the

     Merger, and relating to the Financing, which is required to be set forth in the Preliminary Proxy Statement or the Company Proxy Statement under the Exchange Act and the rules and regulations of the SEC thereunder. The Company shall cause to be included (i) as an exhibit to the Preliminary Proxy Statement and the Company Proxy Statement, the written fairness opinion of the Financial Advisor referred to in Section 3.1(i), and (ii) as an exhibit to the Schedule 13E-3 any materials delivered to the Company's Board of Directors by the Financial Advisor in connection with the delivery of the Fairness Opinion which are required under Schedule 13E-3 to be filed as exhibits.

          (e) The Company will cause its transfer agent to make stock transfer records relating to the Company available to the extent reasonably necessary to effectuate the intent of this Agreement.

          (f) At the Stockholders Meeting, Purchaser covenants to vote all Shares it will own or have a right to vote in favor of the Merger.

     SECTION 5.2. Access to Information; Confidentiality. From and after the date hereof, the Company will provide to Purchaser reasonable access, upon notice and during normal business hours, to the Company's facilities, books and records and shall cause the directors, employees, accountants, attorneys, financial advisors, lenders and other agents and representatives (collectively, "Representatives") of the Company to continue to cooperate fully with Purchaser and Purchaser's Representatives in order to enhance such persons' knowledge of the Company's assets, contracts, liabilities, operations, records and other aspects of its business (including any environmental investigation of the Company's facilities) and the efforts of Purchaser to secure the Financing as described in Section 3.2(d). Except as the Company may otherwise expressly agree in writing, unless and until the Merger is consummated, Purchaser shall be bound by the terms of the Confidentiality Agreement, a copy of which is attached hereto as EXHIBIT B.

     SECTION 5.3. Commercially Reasonable Efforts. Upon the terms and subject to the conditions and other agreements set forth in this Agreement, each of the parties agrees to use commercially reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by this Agreement, including the procurement of the Financing and the satisfaction of the respective conditions set forth in Article VI.

     SECTION 5.4. Financing. Purchaser shall use commercially reasonable best efforts (i) to close the Financing on terms consistent with the Commitments or such other terms as shall be mutually satisfactory to Purchaser and the Company, provided, however, that with respect to the Company's consent, such consent shall only be required for any such term that would be likely to adversely effect the parties' ability to close the transactions contemplated hereunder in any material respect and shall not be unreasonably withheld or delayed, and (ii) to execute and deliver definitive agreements with respect to the Financing (the "Definitive Financing Agreements") on or before the Closing Date. Purchaser shall use commercially reasonable best efforts to satisfy on or before the Closing Date all requirements of the Definitive Financing Agreements which are conditions to closing the transactions constituting the Financing and to drawing the cash proceeds thereunder. The Company shall use its commercially reasonable best efforts to assist and cooperate with Purchaser, its Affiliates and Associates to satisfy on or before the Closing Date all of the conditions to close the transactions constituting the Financing, provided that the Company shall not be obligated to incur any material out-of-pocket expenses in order to comply with this obligation. The obligations contained herein are not intended, nor shall they be construed, to benefit or confer any rights upon any person, firm or entity other than the parties hereto.

     SECTION 5.5.  Indemnification; Directors' and Officers' Insurance.

          (a) From and after the Effective Time, Purchaser shall cause the Surviving Corporation to indemnify and hold harmless each person who is now, at any time has been or who becomes prior to the Effective Time a director or officer of the Company or any of its Subsidiaries, and their respective heirs and personal representatives (the "Indemnified Parties"), against all expenses, liabilities and losses (including, without limitation, attorneys' fees and related disbursements, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) incurred in connection with any "Proceeding" (as defined in Article VI of the Company's By-laws) arising out of or pertaining to any action or omission occurring prior to the Effective Time (including, without limitation, any Proceeding which arises out of or relates to the transactions contemplated by this Agreement), to the full extent permitted under Delaware law and the Company's By-laws as in effect as of the date of this Agreement or under any indemnification agreement in effect as of the date of this Agreement.

          (b) The Surviving Corporation shall control the defense of any such Proceeding with counsel selected by the Surviving Corporation, which counsel shall be reasonably acceptable to the Indemnified Party, provided that the Indemnified Party shall be permitted to participate in the defense of such Proceeding at its own expense; except that the Surviving Corporation shall pay as incurred the reasonable fees and expenses of counsel retained by an Indemnified Party in the event that (i) the Surviving Corporation and the Indemnified Party shall have mutually agreed on the retention of such counsel, or (ii) the named parties to any Proceeding include both the Surviving Corporation and the Indemnified Party and representation of both parties by the same counsel would be inappropriate, in the reasonable opinion of counsel to the Indemnified Party, due to actual or potential differing interests between them; and provided, further, that if any D&O Insurance (as defined in paragraph (c) of this Section 5.5) in effect at the time shall require the insurance company to control such defense in order to obtain the full benefits of such insurance and such provision is consistent with the provisions of the Company's D&O Insurance existing as of the date of this Agreement, then the provisions of such policy shall govern. Neither Purchaser nor the Surviving Corporation shall in any event be liable for any settlement effected without its written consent, which consent shall not be withheld unreasonably.

          (c) For a period of not less than six (6) years after the Effective Time, Purchaser or the Surviving Corporation shall maintain officers' and directors' liability insurance ("D&O Insurance") covering each Indemnified Party who is presently covered by the Company's officers' and directors' liability insurance or will be so covered at the Effective Time with respect to actions or omissions occurring prior to the Effective Time, on terms no less favorable than such insurance maintained in effect by the Company as of the date hereof in terms of coverage and amounts, provided that Purchaser and the Surviving Corporation shall not be required to pay in the aggregate an annual premium for D&O Insurance in excess of 200% of the last annual premium paid prior to the date hereof, but in such case shall purchase as much coverage as may be obtained for 200% of the last annual premium paid prior to the date hereof.

          (d) The Certificate of Incorporation and By-laws of the Surviving Corporation shall contain the provisions with respect to indemnification and exculpation set forth in the Certificate of Incorporation and By-laws of the Company as of the date of this Agreement, which provisions shall not be amended, repealed or otherwise modified after the Effective Time in any manner that would adversely affect the rights thereunder of the Indemnified Parties in respect of actions or omissions occurring at or prior to the Effective Time (including, without limitation, the transactions contemplated by this Agreement), unless such modification is required by law. Purchaser and the Company agree that all rights existing in favor of any Indemnified Party under any indemnification agreement in effect as of the date hereof shall survive the Merger and shall continue in full force and effect, without any amendment thereto.

          (e) The provisions of this Section 5.5 are intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Parties, his or her heirs and his or her personal representatives and shall be binding on all successors and assigns of Purchaser, the Company and the Surviving Corporation.

     SECTION 5.6. Public Announcements. Purchaser, on the one hand, and the Company, on the other hand, will consult with each other before issuing, and provide each other the opportunity to review and comment upon, any press release or other public statements with respect to the existence of and transactions contemplated by this Agreement, and shall not issue any such press release or make any such public statement without the consent of the other party following such consultation, except as may be required by applicable law, regulation or judicial process, and in such case only after reasonable notice to the other party.

     SECTION 5.7.  No Solicitation; Acquisition Proposals.

          (a) The Company shall not, and shall not authorize or permit any of its officers, directors or employees or any investment banker, financial advisor, attorneys, accountant or other representative retained by it to, directly or indirectly, (i) solicit, initiate or knowingly encourage (including by way of furnishing non-public information), or take any other action to knowingly facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, an Acquisition Proposal (as such term is defined herein) or (ii) participate in any discussions or negotiations with a Third Party (as such term is defined herein) regarding an Acquisition Proposal; provided, however, that if, at any time prior to the Effective Time, the Board of Directors of the Company or the Special Committee of the Board of Directors of the Company determines in good faith, (i) after consulting with outside counsel, that it is likely to have a fiduciary duty to do so under applicable law, and
     (ii) based on the advice of outside counsel and the Financial Advisor, that the initiating Third Party is a credible potential buyer reasonably likely to have the ability to consummate a Superior Proposal (as such term is defined herein), the Company, in response to a written Acquisition Proposal that was unsolicited from a Third Party or that did not otherwise result from a breach of this Section 5.7, and is reasonably likely to lead to a Superior Proposal, may (x) furnish non-public information with respect to the Company to the Third Party who made such Acquisition Proposal pursuant to a confidentiality agreement in substantially the form of EXHIBIT B attached hereto, and (y) participate in negotiations regarding such Acquisition Proposal. Without limiting the foregoing, it is understood that any violation of the restrictions set forth in the preceding sentence by any director or officer of the Company or any of its Subsidiaries, other than Affiliates or Associates of the Purchaser, or any investment banker, financial advisor, attorney, accountant or other representative of the Company or any of its Subsidiaries, whether or not acting on behalf of the Company or any of its Subsidiaries, shall be deemed to be a breach of this
     Section 5.7 by the Company.

          (b) Neither, the Board of Directors of the Company nor the Special Committee shall (i) withdraw or modify in a manner adverse to the Purchaser, its approval or recommendation of this Agreement, and the Merger unless there is a Superior Proposal outstanding, (ii) approve or recommend an Acquisition Proposal unless it is a Superior Proposal, or (iii) cause the Company to enter into any letter of intent, agreement in principle, acquisition agreement or other agreement with respect to an Acquisition Proposal unless it is a Superior Proposal, and, in addition, in the case of either (i), (ii) or (iii), unless the Board of Directors of the Company or the Special Committee of the Board of Directors of the Company shall have
     (x) determined in good faith, after consulting with outside counsel, that it is likely to have a fiduciary duty to do so under applicable law, and
     (y) terminated this Agreement pursuant to Section 7.1(c) hereto.

          (c) The Company shall promptly (but in any event within one (1) day) advise the Purchaser orally and in writing of any Acquisition Proposal or any inquiry regarding the making of an Acquisition Proposal or any inquiry regarding the making of an Acquisition Proposal from a Third Party including any request for information, the material terms and conditions of such request, Acquisition Proposal or inquiry and the identity of the person making such request, Acquisition Proposal or inquiry. The Company will, to the extent reasonably practicable, keep the Purchaser fully informed of the status and details (including amendments or proposed amendments) of any such request, Acquisition Proposal or inquiry.

          (d) Notwithstanding the foregoing, the Company shall neither (i) amend the Rights Agreement to permit a Third Party to consummate a Superior Proposal or in any other manner whatsoever nor (ii) take any steps to exempt the transactions contemplated by a Superior Proposal from, or if necessary to challenge the validity or applicability of, any applicable take-over law, including without limitation, Section 203 of the DGCL, unless the Company has complied in all respects with paragraphs (a) through
     (c) above.

          (e) For purposes of this Agreement, (i) "Acquisition Proposal" means any bona fide written proposal with respect to a merger, consolidation, share exchange, tender offer or similar transaction involving the Company, or any purchase or other acquisition of all or any significant portion of the assets of the Company, or any equity interest in the Company, other than the transactions contemplated hereby; (ii) "Third Party" means any corporation, partnership, person or other entity or "group" (as defined in

     Section 13(d)(3) of the Exchange Act), other than Purchaser or any Affiliates of Purchaser and its respective directors, officers, employees, representatives and agents; (iii) "Superior Proposal" means an Acquisition Proposal that (A) would take the form of either (i) a merger, consolidation, share exchange, recapitalization, business combination, or other similar transaction; (ii) a sale, lease, exchange, mortgage, pledge, transfer or other disposition of 100% of the assets of the Company and its Subsidiaries, taken as a whole, in a single transaction or series of transactions; or (iii) a tender offer or exchange offer for 100% of the outstanding shares of capital stock of the Company or the filing of a registration statement under the Securities Act of 1933, as amended, in connection therewith; (B) the Board of Directors of the Company or the Special Committee of the Board of Directors of the Company, in good faith, based on the advice of its outside counsel and of the Financial Advisor, determines to be of a higher price per share and more favorable than the transaction contemplated hereunder; and (C) is already fully financed and evidence of such financing, in the form of an executed commitment letter, has been provided to the Company.

     SECTION 5.8. Board Action Relating to Stock Option Plans. As soon as practicable following the date of this Agreement, the Board of Directors of the Company (or, if appropriate, any committee administering a Company Stock Option
Plan) shall adopt such resolutions or take such actions as may be required to adjust the terms of all outstanding Company Stock Options in accordance with
Section 2.2 and shall make such other changes to the Company Stock Option Plan as Purchaser deems appropriate to give effect to the Merger, and to terminate such plans as of the Effective Time.

     SECTION 5.9. Consents and Approvals. As soon as practicable following the date of this Agreement, the Company and Purchaser shall make all filings required to be made with and seek all consents, approvals, permits and authorizations required to be obtained from, any third parties or Governmental Entities in connection with this Agreement and the transactions contemplated hereby, including, without limitation, the filing of any required notification under the HSR Act. The Purchaser shall pay any required filing fees or other expense in connection therewith.

     SECTION 5.10. State Takeover Laws. The Company shall take all steps necessary to exempt the transactions contemplated by this Agreement from, or if necessary to challenge the validity or applicability of, any applicable takeover law, including, without limitation, Section 203 of the DGCL.

                                   ARTICLE VI

                              CONDITIONS PRECEDENT

     SECTION 6.1.  Conditions to Each Party's Obligation to Effect the
Merger. The respective obligation of each party to effect Merger is subject to the satisfaction or waiver on or prior to the Closing Date (as applicable) of the following conditions:

          (a) Stockholder Approval of Merger. The Merger shall have been adopted and approved by the affirmative vote required under the laws of the State of Delaware.

          (b)  Intentionally Omitted.

          (c) No Injunctions or Restraints. No temporary restraining order, judgment, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger shall be in effect; provided, however, that the parties invoking this condition shall use their commercially reasonable best efforts to have any such order or injunction vacated.

     SECTION 6.2.  Conditions to Obligation of Purchaser to Effect the
Merger. In addition to the conditions set forth in Section 6.1, the obligation of Purchaser to effect the Merger is further subject to the satisfaction, or waiver by the Purchaser, on or prior to the Closing Date, of the following conditions:

          (a) Financing Condition. The receipt of cash proceeds of the Financing in an amount sufficient to consummate the transactions contemplated hereby pursuant to the terms of the Commitments or such other terms as Purchaser and the Company shall agree or as are not materially more onerous than as set forth in the Commitments (the "Financing Condition") shall have been satisfied.

          (b) Material Adverse Effect. There shall not have occurred any change, event, occurrence or circumstance in the business, operations, assets or condition (financial or otherwise) of the Company or any of its Subsidiaries, related to the period commencing on September 28, 1998, that in the reasonable judgment of Purchaser, is likely to have a Material Adverse Effect on the Company and its Subsidiaries, taken as a whole.

          (c) Force Majeure. There shall not have occurred (i) any general suspension of trading in, or limitation on prices for, securities on the New York Stock Exchange, which suspension or limitation shall continue for at least three consecutive trading days, (ii) any decline in either the Dow Jones Industrial Average or the Standard and Poor's 500 Index by an amount in excess of 25%, measured from August 31, 1998, (iii) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, (iv) a commencement of a war or armed hostilities or other national or international calamity directly or indirectly involving the United States which would reasonably be expected to have a material adverse impact on the capital markets of the United States, or (v) in the case of any of the foregoing existing on the date of this Agreement, a material acceleration, escalation or worsening thereof.

          (d) Representations and Warranties. The representations and warranties of the Company set forth in Section 3.1 that are qualified by materiality shall be true and correct and such representations and warranties of the Company set forth in Section 3.1 that are not so qualified shall be true and correct in all material respects, in each case as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date, except to the extent such representations and warranties speak as of an earlier date and except for changes permitted or contemplated by this Agreement, and except, in the case of any such breach, where such breach would not, individually or in the aggregate, materially and adversely affect the Financing described in Section 3.2(d) or the ability of the Company to consummate the Merger. The Company shall have received an officer's certificate signed on behalf of the Purchaser to the effect set forth in this paragraph.

          (e) Performance of Obligations and Covenants of the Company. The Company shall have performed in all material respects all obligations and covenants required to be performed by it under this Agreement at or prior to the Closing Date. Company shall have received an officer's certificate signed on behalf of Purchaser to the effect set forth in this paragraph.

          (f) Termination of Merger Agreement. The Merger Agreement shall not have been terminated in accordance with its terms.

     SECTION 6.3.  Condition to Obligation of the Company to Effect the
Merger. In addition to the conditions set forth in Section 6.1, the obligation of the Company to effect the Merger is further subject to the satisfaction, or waiver by the Company, on or prior to the Closing Date, of the following conditions:

          (a) Non-Affiliated Stockholder Approval of Merger. A majority of the Shares held by the stockholders of the Company (the "Non-Affiliated Stockholders") other than Charles F. Sarkis, The Westwood Group, Inc., the members of Management and William B. Finneran shall have voted to approve and authorize this Agreement and the Merger.

          (b) Representations and Warranties. The representations and warranties of Purchaser set forth in Section 3.2 that are qualified by materiality shall be true and correct and such representations and warranties of Purchaser set forth in Section 3.2 that are not so qualified shall be true and correct in all material respects, in each case as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date, except to the extent such representations and warranties speak as of an earlier date and except for changes permitted or contemplated by this Agreement, and except, in the case of any such breach, where such breach would not, individually or in the aggregate, materially and adversely affect the Financing described in Section 3.2(d) or the ability of Purchaser to consummate the Merger. The Company shall have received an officer's certificate signed on behalf of the Purchaser to the effect set forth in this paragraph.

          (c) Performance of Obligations and Covenants of the Purchaser. Purchaser shall have performed in all material respects all obligations and covenants required to be performed by it under this Agreement at or prior to the Closing Date. The Company shall have received an officer's certificate signed on behalf of the Purchaser to the effect set forth in this paragraph.

                                  ARTICLE VII

                       TERMINATION, AMENDMENT AND WAIVER

     SECTION 7.1. Termination. This Agreement may be terminated and abandoned at any time prior to the Effective Time, whether before or after any approval of the Merger by the stockholders of the Company: (a) by mutual written consent of Purchaser and the Company; or (b) by either Purchaser or the Company: (i) if, upon a vote at the Stockholders Meeting or any adjournment thereof, the adoption and approval of this Agreement and the Merger by the stockholders of the Company required by Delaware law, the Company's Restated Certificate of Incorporation or the terms of this Agreement shall not have been obtained; (ii) if the Merger shall not have been consummated on or before June 30, 1999, provided that the failure to consummate the Merger is not attributable to the failure of the terminating party to use its commercially reasonable best efforts to fulfill its obligations pursuant to this Agreement; (iii) if there shall be any law or regulation that makes consummation of the Merger illegal or otherwise prohibited, or if any judgment, injunction, order or decree enjoining or otherwise restraining Purchaser or the Company from consummating the Merger is entered and such judgment, injunction, order or decree shall become final and nonappealable; or (iv) by the Company, if a majority of the Shares held by the Non-Affiliated Stockholders shall not have voted to approve and authorize this Agreement and the Merger; or (c) by the Company, immediately after payment to Purchaser of the fee and expense reimbursement described in Section 7.2(b), if prior to the Effective Time, either the Board of Directors of the Company or the Special Committee of the Board of Directors of the Company has properly elected to terminate this Agreement in accordance with the provisions of Section 5.7; or
(d) by Purchaser, if, prior to the Effective Time, the Company shall breach in any material respect any of its representations, warranties or obligations hereunder (including, without limitation, the terms and conditions of Section 5.7) and such breach shall not have been cured in all material respects or waived and the Company shall not have provided reasonable assurance that such breach will be cured in all material respects on or before the Closing Date, but only if such breach, singly or together with all other such breaches would have a Material Adverse Effect; or (e) by the Company, if Purchaser shall breach in any material respect any of its representations, warranties or obligations hereunder and such breach shall not have been cured in all material respects or waived, and Purchaser shall not have provided reasonable assurance that such breach will be cured in all material respects on or before the Closing Date, but only if such breach, singly or together with all other such breaches would have a Material Adverse Effect; provided, however, that the party seeking termination pursuant to clause (d) or (e) hereof is not in breach of any of its material representations, warranties, covenants or agreements contained in this Agreement.

     SECTION 7.2.  Effect of Termination.

          (a) Agreement Void. In the event of the termination and abandonment of this Agreement pursuant to Section 7.1 hereof, this Agreement shall forthwith become void and have no effect, without any liability on the part of any party hereto or its affiliates, directors, officers or stockholders and all rights and obligations of any party hereto shall cease except for agreements contained in Sections 5.2, 7.2 and 8.2; provided, however, that nothing contained in this Section 7.2 shall relieve any party from liability for any breach of this Agreement or shall relieve the Company from any liability under this Article VII.

          (b)  Termination Fee.

             (i) If this Agreement is terminated by the Company pursuant to
        Section 7.1(c) or, by the Purchaser pursuant to Section 7.1(d) as a result of a willful breach by the Company of any of the terms and conditions of Section 5.7, then the Company shall promptly pay to Purchaser in cash a fee equal to $2,500,000 (the "Termination Amount"), which amount shall be payable in same day federal funds. The Termination Amount (provided the same shall be promptly paid) shall be the exclusive remedy of Purchaser as a result of termination of this Agreement pursuant to Section 7.1(c).

             (ii) If this Agreement is terminated pursuant to Section 7.1(b), provided that Purchaser has used commercially reasonable best efforts to consummate the transactions contemplated hereunder, or 7.1(d), other than as a result of a wilful breach by the Company of any of the terms and conditions of Section 5.7, then the Company shall promptly pay to Purchaser in cash a portion of the aggregate out-of-pocket, reasonable costs and expenses of Purchaser in connection with this Agreement and the transactions contemplated hereby, including, without limitation, commitment, appraisal and other fees relating to the Financing and the reasonable fees and disbursements of accountants, attorneys and investment bankers, whether retained by Purchaser or by any other person, (collectively, "Expenses") as follows: (i) 100% of Expenses up to $250,000; (ii) no reimbursement of Expenses greater than $250,000 and up to $500,000; and (iii) 50% of Expenses greater than $500,000; provided, however, that in no event shall the total reimbursement of aggregate Expenses exceed $1,000,000. In such event, Purchaser shall reimburse the Company for 50% of the filing fees incurred by the Company (if any) in connection with the filing of the Preliminary Proxy Statement and Schedule 13E-3 pursuant to Section 5.1, which amount shall be payable in cash.

          (c) Reasonable Inducement. The parties acknowledge and agree that the provisions for payment of the Termination Amount are included herein in order to reasonably induce Purchaser to enter into this Agreement and to reimburse Purchaser for incurring the costs and expenses related to entering into this Agreement, obtaining the Commitments and the Financing, and consummating the transactions contemplated by this Agreement.

          (d) Costs of Enforcement. Notwithstanding anything to the contrary set forth in this Agreement, in the event Purchaser is required to file suit to seek all or a portion of the Termination Amount or Expense reimbursement, it shall be entitled, if substantially successful, to payment by the Company of all reasonable additional expenses, including reasonable attorneys' fees and expenses, which it incurs in enforcing its rights hereunder.

     SECTION 7.3. Amendment. This Agreement may be amended by the parties at any time before or after any required approval of matters presented in connection with the Merger by the stockholders of the Company; provided, however, that after any such approval, there shall be made no amendment that by law requires further approval by such stockholders without the further approval of such stockholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.

     SECTION 7.4. Extension; Waiver. At any time prior to the Effective Time, the parties may (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties of the other parties contained in this Agreement or in any document delivered pursuant to this Agreement, or (c) subject to Section 7.3, waive compliance with any of the agreements or conditions of the other parties contained in this Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

     SECTION 7.5. Procedure for Termination, Amendment, Extension or Waiver. A termination of this Agreement pursuant to Section 7.1, an amendment of this Agreement pursuant to Section 7.3, an extension or waiver pursuant to Section 7.4, or any other approval or consent required or permitted to be given pursuant to this Agreement shall, in order to be effective and in addition to requirements of applicable law, require, in the case of Purchaser or the Company, action by its Board of Directors, a duly authorized committee thereof (including, in the case of the Company, the Special Committee), or the duly authorized designee of such Board of Directors or such committee thereof, provided that in the case of the Company, any such action contemplated by this section shall be authorized by a majority of the disinterested directors.

                                  ARTICLE VIII

                               GENERAL PROVISIONS

     SECTION 8.1. Nonsurvival of Representations and Warranties. None of the representations and warranties set forth in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. This
Section 8.1 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time, including, without limitation, Section 5.5, 5.7 and 7.2.

     SECTION 8.2. Fees and Expenses. Except as provided otherwise in this Agreement, including, without limitation, in Section 7.2, whether or not the Merger shall be consummated, each party hereto shall pay its own expenses incident to preparing for, entering into and carrying out this Agreement and the consummation of the transactions contemplated hereby.

     SECTION 8.3.  Definitions.  For purposes of this Agreement:

          (a) "Affiliate" and "Associate" shall have the respective meanings ascribed to such terms in Rule 12b-2 of the General Rules and Regulations under the Exchange Act, provided that with respect to Purchaser, the definitions of "Affiliate" and "Associate" shall not include any Non-Affiliated Stockholder; and

          (b) "person" means an individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization or other entity.

     SECTION 8.4. Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given when delivered personally or sent by overnight courier (providing proof of delivery) or telecopy to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

          (a) if to Purchaser:         SRC Holdings, Inc.
                                       284 Newbury Street
                                       Boston, Massachusetts 02115
                                       Attn: President
                                       Facsimile No.: (617) 425-5252

              with a copy to:          Hutchins, Wheeler & Dittmar
                                       A Professional Corporation
                                       101 Federal Street
                                       Boston, Massachusetts 02110
                                       Attn: Francis J. Feeney, Jr., Esq.
                                       Facsimile No.: (617) 951-1295

          (b) if to the Company:       Back Bay Restaurant Group, Inc.
                                       284 Newbury Street
                                       Boston, Massachusetts 02115
                                       Attn: Board of Directors
                                       Facsimile No.: (617) 425-5252

              with a copy to:          Ropes & Gray
                                       One International Place
                                       Boston, Massachusetts 02110
                                       Attn: Alfred O. Rose, Esq.
                                       Facsimile No.: (617) 951-7050

     SECTION 8.5. Interpretation. When a reference is made in this Agreement to a Section or Schedule, such reference shall be to a Section of, or a Schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include," "includes" or

"including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation."

     SECTION 8.6. Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

     SECTION 8.7. Entire Agreement; Third-Party Beneficiaries. This Agreement and the other agreements referred to herein constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement. This Agreement is not intended to confer upon any person, other than the parties hereto and the third party beneficiaries referred to in the following sentence, any rights or remedies. The parties hereto expressly intend the provisions of Section 5.5 to confer a benefit upon and be enforceable by, as third party beneficiaries of this Agreement, the third persons referred to in, or intended to be benefited by, such provisions.

     SECTION 8.8. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of The Commonwealth of Massachusetts, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

     SECTION 8.9. Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by any of the parties without the prior written consent of the other parties, and any such assignment that is not consented to shall be null and void, except that Purchaser may assign this Agreement (i) to any wholly owned subsidiary of Purchaser or (ii) together with all of the outstanding capital stock of Purchaser, to an entity organized under the corporate or limited liability laws of a jurisdiction of one of the United States of America, the ownership interests of which entity are substantially identical to the ownership interests of Purchaser immediately prior to such assignment and which entity specifically and expressly assumes by written agreement the obligations of Purchaser under this Agreement; in either case so long as such assignment shall not adversely affect the ability of Purchaser to secure the Financing described in Section 3.2(d) and without Purchaser being released from liability hereunder and such transfer or assignment will not relieve Purchaser of its obligations under this Agreement or prejudice the rights of stockholders to receive payment for Shares pursuant to the transactions contemplated by this Agreement. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

     SECTION 8.10. Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically (without requirement to post a bond) the terms and provisions of this Agreement, this being in addition to any other remedy to which they are entitled at law or in equity.

     SECTION 8.11. Severability. Whenever possible, each provision or portion of any provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or portion of any provision in such jurisdiction, and this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.

     SECTION 8.12. Attorney's Fees. If any legal proceeding is initiated by any party hereto to enforce this Agreement or otherwise with respect to the subject matter of this Agreement, the prevailing party or parties shall be entitled to recover reasonable attorneys' fees incurred in connection with any such proceedings.

     IN WITNESS WHEREOF, the Company and Purchaser have caused this Agreement to be executed as an agreement under seal by their respective officers thereunto duly authorized, all as of the date first written above.

                                            BACK BAY RESTAURANT GROUP, INC.

                                            By:       /s/  IRWIN CHAFETZ
                                              ----------------------------------
                                              Name:  Irwin Chafetz
                                              Title:  Director

                                            SRC HOLDINGS, INC.

                                            By:     /s/  CHARLES F. SARKIS
                                              ----------------------------------
                                              Name:  Charles F. Sarkis
                                              Title:  President